Exhibit 99.1

Overseas Shipholding Group, Inc.	PRESS RELEASE

Overseas Shipholding Group Announces Dividend on Class B Securities in connection with Settlement of Lawsuit

New York, NY – April 28, 2016 – Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) (the “Company” or “OSG”) announced today that, in connection with the previously-announced settlement of the Company’s lawsuit against Proskauer Rose LLP, on April 28, 2016 its Board of Directors declared a dividend of $0.17968 per outstanding Class B common share, and in conjunction with that dividend will make a cash distribution of $0.17968 per outstanding warrant for OSG’s Class B common stock (“Class B warrants”).

On May 13, 2016, all holders of record of OSG’s Class B common stock and Class B warrants as of 5:00 p.m. EDT on May 9, 2016 (the “record date”), will receive $0.17968 per outstanding Class B common share and outstanding Class B warrant held by them as of the record date. In accordance with the terms of the Class B warrants, holders of those warrants will receive the cash distribution but the warrants will not otherwise be adjusted in any manner in connection with the payment of the dividend on the Class B stock.

Pursuant to the terms of OSG’s certificate of incorporation, each share of Class B common stock will thereafter automatically convert into one share of Class A common stock as of 5:00 p.m. EDT on May 27, 2016 (the “conversion date”), the tenth business day after the payment of the dividend and distribution to the holders of Class B securities described above. In addition, pursuant to the terms of the warrant agreement governing the Class B warrants, each outstanding Class B warrant will automatically convert into a Class A warrant on the conversion date. Each Class A warrant is currently exercisable for 1.142 shares of Class A common stock. In connection with the conversion, holders of certificated Class B securities may be requested to furnish certain information to OSG’s conversion agent. After the conversion date, OSG will have only a single class of common stock outstanding, trading under the symbol “OSG”.

“We are very pleased to be paying a distribution to Class B stockholders and warrantholders in connection with the final settlement of the Proskauer lawsuit, meeting our obligation to return a percentage of the proceeds to our Class B securityholders and simultaneously simplifying our capital structure,” said Captain Ian T. Blackley, OSG’s president and CEO. “We remain focused on executing on our strategy and delivering value for our shareholders.”

About OSG

Overseas Shipholding Group, Inc. (NYSE MKT:OSG, OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Overseas Shipholding Group, Inc.	PRESS RELEASE

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends and make payments to securityholders, its prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and possibilities of certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2015 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The declaration and timing of future dividends, if any, will be at the discretion of the Company’s Board of Directors and will depend upon, among other things, the Company’s future operations and earnings, capital requirements, general financial condition, contractual restrictions, restrictions imposed by applicable law or regulation, and such other factors as the Board may deem relevant. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com